Exhibit 24.5

STATE OF ARKANSAS             §
COUNTY OF BENTON       §

POWER OF ATTORNEY

Know all men by these presents, that I, ROBERT CAMERON SMITH, a Director of AMERICA’S CAR-MART, INC., a Texas corporation, do constitute and appoint WILLIAM H. HENDERSON and JEFFREY A. WILLIAMS my true and lawful attorneys-in-fact, with full power of substitution, for me in any and all capacities, to sign, pursuant to the requirements of the Securities Exchange Act of 1934, the Annual Report on Form 10-K for AMERICA’S CAR-MART, INC. for the fiscal year ended April 30, 2014 and to file the same with the Securities and Exchange Commission and National Association of Securities Dealers, Inc., together with all exhibits thereto and other documents in connection therewith, and to sign on my behalf and in my stead, in any and all capacities, any amendments to said Annual Report, incorporating such changes as said attorneys-in-fact deem appropriate, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may do or cause to be done by virtue hereof.

In witness whereof, I have hereunto set my hand and seal this 3rd day of June, 2014.

/s/ Robert Cameron Smith
ROBERT CAMERON SMITH

ACKNOWLEDGMENT
Before me this 3rd day of June, 2014, came ROBERT CAMERON SMITH, personally known to me, who in my presence did sign and seal the above and foregoing Power of Attorney and acknowledged the same as his true act and deed.

/s/ Jill Bright
NOTARY PUBLIC